Exhibit 99.1

THE BANK OF NOVA SCOTIA
CONSIGNMENT AGREEMENT
with
MATERION ADVANCED MATERIALS
GERMANY GMBH

Bryan Cave LLP
Hamburg
CONSIGNMENT AGREEMENT
This Agreement is dated February 28, 2017 and made between:

(1)	THE BANK OF NOVA SCOTIA, a chartered Bank formed under the laws of Canada (the “Bank”), acting out of its London branch with address at 6th floor 201 Bishopsgate, London, EC2M 3NS; and

(2)
MATERION ADVANCED MATERIALS GERMANY GMBH, a corporation incorporated under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hanau under registration number HR B 95849 and with its registered office Heraeusstrasse 12-14, 63450 Hanau, Germany (the “Consignee”)

(each a “Party” and together the “Parties”).
BACKGROUND
The Bank and the Consignee desire to enter into this Agreement pursuant to which the Bank will extend to the Consignee (1) a committed Precious Metal consignment facility and (2) an uncommitted segregated Precious Metal storage facility, in each case, on the terms and conditions set forth herein.
NOW THEREFORE the Parties agree as follows:

1.	Definitions.
For the purposes of this Agreement:

“Affiliate” of any Person at any time shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors (including any supervisory board members) or trustees of a corporation or trust, as the case may be.
“Agreement” means this Consignment Agreement, each Confirmation and the exhibits and appendices attached hereto, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time.
“Anti-Corruption and Anti-Terrorism Laws” shall mean all laws, rules and regulations, in each case having the force of law, concerning or relating to money laundering, bribery or corruption or terrorist financing in any jurisdiction applicable to the Consignee, including, but not limited to, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); Executive Order No. 13224 on Terrorist Financing; the USA PATRIOT Act of 2001 (Title III of Pub. L. 107-56); the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959, also known as the “Bank Secrecy Act”); the Trading with the Enemy Act (50 U.S.C. § 1 et seq.), and the applicable laws administered by OFAC; the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), and any other applicable anti-money laundering, bribery or corruption laws, or anti-terrorist financing laws (as any of the foregoing laws, rules and regulations, in each case having the force of law, may, from time to time, be amended, renewed, extended, or replaced).
“Applicable Margin” shall mean 1.25% as of the date of this Agreement until adjusted in accordance with the next sentence. From and after the date that is five (5) Business Days after the Bank’s receipt of the Parent’s financial statements in accordance with Section 13(a), the Applicable Margin will be determined quarterly based on the Parent’s Leverage Ratio (as determined and evidenced by the Parent’s most recent quarterly financial statements delivered to the Bank) as follows:

Leverage Ratio (Exclusive of All PM Consignments)	Applicable Margin
>2.50x	2.00%
≤ 2.50x but >1.50x	1.75%
≤ 1.50x but >1.00x	1.50%
< or = 1.00x	1.25%

No downward adjustment in the Applicable Margin shall be permitted following the occurrence and during the continuance of an Event of Default. Notwithstanding the foregoing or anything else to the contrary in this Agreement, within thirty (30) days after the Consignee delivers to the Bank the annual, audited financial statements of the Parent with respect to any particular fiscal year pursuant to Section 13(a)(i), either the Consignee or the Bank may prepare and deliver to the other a statement (a “Recalculation Statement”) setting forth (i) the assertion of such Party that the Applicable Margin used with respect to any particular quarter of such fiscal year was incorrect based on verification of the Parent’s Leverage Ratio for such quarter based on the Parent’s annual, audited financial statements, and (ii) such Party’s calculation of the correct Leverage Ratio, resulting Applicable Margin and resulting shortfall or excess in fees charged hereunder based on such calculations. Within thirty (30) days following receipt by a Party of a Recalculation Statement, the Parties shall review the Recalculation Statement and the Parent’s annual, audited financial statements and make such adjustments as are necessary to achieve the results required by the next paragraph.
If the actual Applicable Margin (as determined pursuant to the preceding paragraph) is greater than the Applicable Margin that was used for a particular quarter, then the fees charged hereunder with respect to such quarter will be retroactively adjusted upward to reflect the actual Applicable Margin that should have been used, and the Consignee shall pay, by bank wire transfer of immediately available funds to an account designated by the Bank, an amount in cash equal to such upward adjustment. If the actual Applicable Margin (as determined pursuant to the preceding paragraph) is less than the Applicable Margin that was used for a particular quarter, then the fees charged hereunder with respect to such quarter will be retroactively adjusted downward to reflect the actual Applicable Margin that should have been used, and the Bank shall pay, by bank wire transfer of immediately available funds to an account designated by the Consignee, an amount in cash equal to such downward adjustment. Any payment required pursuant to the foregoing will not be subject to any late fee, default rate or other penalties hereunder.
“Approved Locations” means (a) the Consignee’s premises, (b) the other locations set forth on Exhibit A hereto, as such Exhibit may be updated or amended from time to time, and (c) the other locations set forth in the Consignee’s request for a Consignment and the related Confirmation.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time, and any rule or regulation promulgated thereunder.
“Benchmark Value” means on any date of determination:

(i)	in respect of gold, the value in US Dollars of one troy ounce of gold as determined by the daily afternoon LBMA Gold Price on such day;

(ii)	in respect of silver, the value in US Dollars of one troy ounce of silver as determined by the LBMA Silver Price on such day;

(iii)	in respect of platinum, the value in US Dollars of one troy ounce of platinum as determined by the daily afternoon LBMA Platinum Price on such day;

(iv)	in respect of palladium, the value in US Dollars of one troy ounce of palladium as determined by the daily afternoon LBMA Palladium Price on such day; and

(v)	in respect of rhodium, the value in US Dollars of one troy ounce of rhodium, as determined by the spot rate announced by Johnson Matthey at 09:30 a.m. (New York time) on such day.
In the event that there is no afternoon LBMA Gold Price for gold, no LBMA Silver Price for silver, no afternoon LBMA Platinum Price for platinum, no afternoon LBMA Palladium Price for palladium, or no 9:30 a.m. Johnson Matthey spot rate for rhodium on a particular day, the Bank may, in its reasonable discretion, use the last established benchmark price or any new market-accepted pricing benchmark for purposes of determining the value of the relevant Precious Metal hereunder.
“Business Day” shall mean any day, other than a Saturday, a Sunday or a day that banks are lawfully closed for business in London, England or Germany, or, in the case of any location to which Precious Metal is to be delivered or received, a day that transactions cannot be carried out at such location.
“Change of Control” means (a) the Consignee shall cease to be wholly-owned, directly or indirectly, by Parent, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of equity interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Parent, or (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of Parent nor (ii) appointed by directors so nominated.
“Confirmation” means the Bank’s standard form trade confirmation.
“Consigned Precious Metal” means all Precious Metal delivered by the Bank to the Consignee, (including, for greater certainty, by way of credit to an unallocated account of the Consignee) and held by the Consignee on Consignment hereunder.
“Consignment” means a consignment of Precious Metal by the Bank to the Consignee pursuant to the terms of this Agreement.

“Consignment Fee” has the meaning given to that term in Section 7(a) hereof.
“Dollar Value” means, on any day of determination (i) in respect of gold, the Benchmark Value for gold multiplied by the amount (in fine troy ounces) of gold in respect of which the dollar value is being determined; (ii) in respect of silver, the Benchmark Value for silver multiplied by the amount (in troy ounces) of silver in respect of which the dollar value is being determined; (iii) in respect of platinum, the Benchmark Value for platinum multiplied by the amount (in troy ounces) of platinum in respect of which the dollar value is being determined; (iv) in respect of palladium, the Benchmark Value for palladium multiplied by the amount (in troy ounces) of palladium in respect of which the dollar value is being determined; and (v) in respect of rhodium, the Benchmark Value for rhodium multiplied by the amount (in troy ounces) of rhodium in respect of which the dollar value is being determined.
“Event of Default” has the meaning given to such term in Section 16 hereof.
“Facility” has the meaning given to such term in Section 2(a) hereof.
“Facility Limit” has the meaning given to such term in Section 3(a) hereof.
“Fixed Rate Period” means, with respect to the Consignment of Precious Metal based upon a fixed rate Consignment Fee, the period beginning on the commencement of such Consignment and ending one (1) month, two (2) months, three (3) months, six (6) months, nine (9) months, twelve (12) months or (if approved by the Bank) twenty-four (24) months, after such commencement date (or such other period as the Bank and the Consignee may agree upon from time to time thereafter); provided that, if such Fixed Rate Period would otherwise end on a day that is not a Business Day, such Fixed Rate Period will be deemed to end on the next following Business Day.
“Global Consignment Agreement” means that certain Third Amended and Restated Precious Metals Consignment Agreement, dated as of October 1, 2010, among the Bank, the Parent and the “Customers” party thereto from time to time, as amended and as may hereafter be amended, restated, modified or supplemented from time to time.
“Good Delivery” means (i) with respect to gold and silver, the standard established from time to time by the LBMA; (ii) with respect to platinum and palladium, the standard established from time to time by the LPPM; and (iii) with respect to rhodium, the standard established from time to time by Johnson Matthey.

“Guarantee” means the Guarantee dated on or about the date hereof pursuant to which the Parent has guaranteed to the Bank the payment and performance of all the obligations and liabilities of the Consignee hereunder, in form and substance satisfactory to the Bank.
“Intercreditor Agreement” means the Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 28, 2007, by and among the Bank, as Collateral Agent, and the Approved Consignors named therein, as amended, restated, modified or supplemented from time to time.
“Johnson Matthey” means Johnson Matthey Precious Metals Limited.
“LBMA” means the London Bullion Market Association.
“Leverage Ratio” has the meaning given to it in the Global Consignment Agreement.
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, hypothec, charge or other encumbrance or security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“LPPM” means the London Platinum and Palladium Market.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Consignee to perform its material obligations under this Agreement or the Parent to perform its material obligations under the Guarantee, or (c) the legality, validity or enforceability of this Agreement or the Guarantee.
“Maturity Date” means September 30, 2019. Any obligations of the Consignee under this Agreement which are not paid when due on or before the Maturity Date shall remain subject to the provisions of this Agreement until all such obligations are paid and performed in full.
“OFAC” means the Office of Foreign Asset Control, an agency of the United States Department of the Treasury.
“Parent” means Materion Corporation, a company incorporated under the laws of Ohio and having its address at 6070 Parkland Boulevard, Mayfield Heights, OH 44124, and

registered with the Ohio Secretary of State Business Services Division, as company no. 1129752.
“Person” means an individual, partnership, corporation, business trust, joint venture, limited liability company or other entity or a government or any political subdivision or agency thereof.
“Precious Metal” means gold, silver, platinum, palladium and rhodium.
“Precious Metals Rate” means, with respect to any Fixed Rate Period, the arithmetic mean rate for such Fixed Rate Period as shown on Reuters LIBO screen at 10:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period less  the applicable forward rate for such Fixed Rate Period, for the relevant Precious Metal, as quoted by the Bank two (2) Business Days prior to the first day of such Fixed Rate Period
“Products” has the meaning given to such term in Section 9(b) hereof.
“Sanctions” means international economic or financial sanctions or trade embargoes administered or enforced from time to time by the United States of America (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom, Germany, Canada or any other relevant sanctions authority.
“Segregated Storage Facility” has the meaning given to such term in Section B1 of Exhibit B hereto.
“Stored Precious Metal” has the meaning given to such term in Section B1 of Exhibit B hereto.
“Stored Precious Metal Limit” has the meaning given to such term in Section B1 of Exhibit B hereto.
“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such

Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
“US Dollars” and “US$” means the lawful currency of the United States of America.
“Value Date” has the meaning given to such term in Section 10(a) hereof.
Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof. All figures referred to in this Agreement are in US Dollars unless set out to the contrary.
2.The Facilities

(a)	The Consignment Facility. Subject to the terms of this Agreement, the Bank hereby makes available to the Consignee a committed Precious Metal consignment facility (the “Facility”).

(b)
The Segregated Storage Facility. Subject to the terms of this Agreement and Exhibit B hereto, the Bank hereby makes available to the Consignee, on an uncommitted basis, a segregated storage facility for Precious Metals.

3.	Facility Limit and Restoration of the Facility Limit

(a)	The aggregate Dollar Value of the Consigned Precious Metal shall not at any time exceed US$ 75,000,000 (the “Facility Limit”).

(b)
If at any time the aggregate Dollar Value of the Consigned Precious Metal exceeds the Facility Limit, the Bank may, at its option, by written notice to the Consignee, require that by the end of the Business Day immediately following the day upon which such notice is given, the Consignee do one of the following:

(i)	return to the Bank a portion of the Consigned Precious Metal sufficient to reduce the Dollar Value of the remaining Consigned Precious Metal to an amount no greater than the Facility Limit; or

(ii)
purchase from the Bank, at a purchase price agreed to between the Parties (by reference to the relevant Dollar Value plus any applicable auction commission), a quantity of the Consigned Precious Metal sufficient to reduce the Dollar Value of the remaining Consigned Precious Metal to an amount no greater than the Facility Limit; or

(iii)	engage in any combination of the actions in clauses (i) and (ii) above such that the aggregate Dollar Value of the remaining Consigned Precious Metal does not exceed the Facility Limit.
With respect to clause (ii) above, if the Parties are unable to agree to a purchase price, then the Facility Limit shall be restored pursuant to the provisions of clause (i) above.
4.Quality

(a)
Gold delivered to the Consignee and returned to the Bank shall be in Good Delivery bar form and of a minimum fineness of .995, unless otherwise mutually agreed to in advance of delivery. Silver delivered to the Consignee and returned to the Bank shall be in Good Delivery bar form and of a minimum fineness of .999 unless otherwise mutually agreed to in advance of delivery. Platinum delivered to the Consignee and returned to the Bank shall be in Good Delivery bar form and of a minimum fineness of .9995, unless otherwise mutually agreed to in advance of delivery. Palladium delivered to the Consignee and returned to the Bank shall be in Good Delivery bar form and of a minimum fineness of .9995, unless otherwise mutually agreed to in advance of delivery. Rhodium delivered to the Consignee and returned to the Bank shall be of a minimum fineness of .999, unless otherwise mutually agreed to in advance of delivery.

(b)
Except for the fineness of the consigned Precious Metal and the quantity thereof with respect to each Consignment, the Bank makes no representation or warranty of any kind, express or implied, with respect to the Precious Metal consigned or to be consigned or sold hereunder, whether as to merchantability, fitness for a particular purpose or any other matter, and the Bank hereby disclaims all such warranties.

5.	Orders and Confirmations

(a)
Requests for delivery of Precious Metal may be made by the Consignee to the Bank by telephone or in writing, including email. Each request will indicate (i) the quantity, type and quality of the Precious Metal requested to be delivered, (ii) the date on which the delivery is requested to be made, (iii) the requested term of the Consignment, and (iv) whether the Consignment will bear a floating rate Consignment Fee or, provided no Event of Default has occurred and is continuing, a fixed rate Consignment Fee, all of which will be confirmed in a Confirmation delivered by the Bank.

(b)
The Consignee shall return a countersigned copy of such Confirmation at least one (1) Business Day prior to the requested date of delivery, but in no event later than three (3) Business Days after receipt. The Parties agree that if, the Consignee does not timely return a countersigned copy of such Confirmation to the Bank or notify the Bank of any disagreement with the terms of that Confirmation, the terms of such Confirmation will be deemed to be accepted by the Consignee and will be binding and conclusive on the Parties, absent manifest error.

(c)
This Agreement and each Confirmation shall together constitute a single agreement between the Parties. In the event of any inconsistency between the terms of this Agreement and the terms of a Confirmation for a Consignment, the terms of the Confirmation shall prevail to the extent of the inconsistency.

6.	Deliveries by the Bank

(a)
The Bank may deliver Precious Metal in respect of a Consignment either by (i) physically delivering Precious Metal to the Consignee or a third party designated by the Consignee or (ii) crediting Precious Metal to an unallocated account of the Consignee at precious metal refiner or an institution designated by the Consignee for subsequent withdrawal by the Consignee.

(b)
If a Confirmation contemplates the physical delivery of Precious Metal, the Bank will arrange for the delivery of the Precious Metal to the location set forth in the applicable Confirmation on the date agreed upon for delivery.

(c)
If on receipt of the Precious Metal it is determined by the Consignee that the Precious Metal delivered by the Bank to the Consignee is of a different quantity and/or quality than is set out in the applicable Confirmation, the Consignee shall promptly (and, in any event, within three (3) Business Days) give notice of such discrepancy to the Bank. In that event, the Bank shall be entitled to conduct such tests and make such examination of the Precious Metal as it considers necessary or desirable. If such tests or examinations determine that the Precious Metal delivered by the Bank to the Consignee is of a different quantity and/or quality than was set out in the said Confirmation, then the Bank or the Consignee, as the case may be, shall make the appropriate adjustments.

(d)
Unless the Bank receives from the Consignee the above described notice of discrepancy within three (3) Business Days of receipt of the Precious Metal, then the quantity and quality of the Precious Metal delivered will be deemed to be as set out in the applicable Confirmation, absent manifest error.

(e)
The Consignee shall at all times remain liable to pay all costs and expenses of, and incidental to, the collection, delivery and transportation of all Precious Metal consigned under this Agreement and shall indemnify and continue to indemnify the Bank against all such out-of-pocket costs and expenses as are reasonably incurred by the Bank.

7.	Fees

(a)
During such time as Precious Metal is consigned to the Consignee hereunder and until the same is returned to the Bank or paid for in full by the Consignee as provided herein, the Consignee shall pay to the Bank, a consignment fee (a “Consignment Fee”). With respect to each Consignment, the fee rate, the term, if applicable, and the value of the Precious Metal on which the Consignment Fee is based shall be set forth in the applicable Confirmation.

(b)
The Consignment Fee shall accrue from day to day and shall be payable to the Bank, in arrears, in the case of a Consignment with a floating rate Consignment Fee, monthly and within five (5) Business Days following receipt of the invoice, and in the case of a Consignment with a fixed term and a fixed rate Consignment Fee, monthly and within five (5) Business Days following receipt of the invoice, and on the last day of the Consignment term. The Consignee may elect to pay either a floating rate Consignment Fee or, provided no Event of Default has occurred and is continuing, a fixed rate Consignment Fee, subject to the following:

(i)
Each floating rate Consignment Fee will be calculated at the rate per annum calculated by the Bank and specified by the Bank from time to time by written notice, delivered to the Consignee at least one (1) Business Day prior to the effective date of such rate.

(ii)
Each fixed rate Consignment Fee will be calculated for a specific type and quantity of Precious Metal for a specific Fixed Rate Period at a rate per annum equal to the Precious Metals Rate, plus the Applicable Margin. The type and quantity of Precious Metal, and the Fixed Rate Period will be specified by the Consignee by written notice to the Bank at least three (3) Business Days prior to the effective date. Such selections will be irrevocable and binding on the Consignee and will obligate the Consignee to accept the Consignment requested from the Bank in the type and quantity and at the fixed rate Consignment Fee for the Fixed Rate Period specified.

(c)
Subject to the provisions hereof, the Consignee may elect from time to time to convert an outstanding floating rate Consignment to a fixed rate Consignment and to convert an outstanding fixed rate Consignment to a floating rate Consignment; provided that (i) with respect to any such conversion of a fixed rate Consignment into a floating rate Consignment, such conversion shall only be made on the last day of the Fixed Rate Period with respect thereto, and (ii) with respect to any such conversion of a floating rate Consignment to a fixed rate Consignment, the Consignee shall give the Bank at least three (3) Business Days prior written notice of the day on which such election is effective. All or any part of outstanding Consignments may be converted as provided herein. Subject to the provisions hereof, fixed rate Consignments may be continued as such upon the expiration of a Fixed Rate Period with respect thereto by giving the Bank at least three (3) Business Days prior to the day on which such election is effective. In the event that the Consignee does not notify the Bank of its election hereunder with respect to any Consignment, such Consignment shall be automatically converted to a floating rate Consignment at the end of the applicable Fixed Rate Period.

(d)
In the event, prior to the commencement of any Fixed Rate Period relating to any fixed rate Consignment, the Bank determines in good faith that adequate and reasonable methods do not exist for ascertaining the fixed rate Consignment Fee with respect to such Consignment, the Bank must promptly give notice of such determination to the Consignee. In such event, (i) any request for a fixed rate Consignment will be automatically withdrawn and will be deemed a request for a floating rate Consignment, (ii) each fixed rate Consignment will automatically on the last day of the then current Fixed Rate Period thereof, become a floating rate Consignment, and (iii) the obligations of the Bank to make fixed rate Consignments will be suspended until the circumstances giving rise to such suspension no longer exist, whereupon the Bank must so notify the Consignee.

(e)
The Consignee agrees to pay to the Bank monthly within five (5) Business Days after receipt of invoice from the Bank, a facility fee calculated at the rate of 0.30% per annum on the average daily unused portion of the Facility Limit during any month (or portion thereof) occurring on or after the date of this Agreement.

(f)	All rates in this Agreement shall be calculated on the basis of a 360‑day year and counting the actual number of days elapsed.

8.	Title and Risk

(a)
Full legal, beneficial and equitable title to the Stored Precious Metals and Consigned Precious Metal will remain with the Bank and will not pass to the Consignee until such time as the Stored Precious Metal or Consigned Precious Metal is purchased by the Consignee as provided for in this Agreement and paid for in full. In the event that only a portion of Stored Precious Metal or of Precious Metal composing a Consignment is purchased, then title as pertains to that portion only will transfer to the Consignee.

(b)
Notwithstanding that title has not passed, upon delivery of the Stored Precious Metal or Consigned Precious Metal to the agreed location by the Bank, risk shall pass to the Consignee and the Consignee shall bear the entire risk of loss, theft, damage and/or destruction of the Stored Precious Metal and Consigned Precious Metal from any cause whatsoever until any redelivery or return to the Bank pursuant to and in accordance with this Agreement.

(c)
The Consignee shall also be responsible for, and agrees to indemnify and hold harmless the Bank, from and against any liability, claim, or expense arising from Consignee’s use or possession of any Stored Precious Metal or Consigned Precious Metal during the term of the Segregated Storage Facility or Consignment, as applicable, including, without limitation, any products, environmental, or toxic waste liability claims.

(d)	The Bank shall not be responsible for the Consignee’s use of the Stored Precious Metal or Consigned Precious Metal, except as otherwise specifically set forth in this Agreement.

9.	Processing, Retention of Title (Eigentumsvorbehalt), Extended Retention of Title (verlängerter Eigentumsvorbehalt), Assignment, Indemnity

(a)
In furtherance of Section 8 above, full legal, beneficial and equitable title to the Stored Precious Metal and Consigned Precious Metal will remain vested in the Bank unless and until the Consignee purchases all or any part of such Stored Precious Metal or Consigned Precious Metal in accordance with this Agreement, in which event, title in that part of the Stored Precious Metal or Consigned Precious Metal purchased (but not in any other part thereof) shall pass to the Consignee upon receipt by the Bank of payment in full in cleared funds for that part of the Stored Precious Metal or Consigned Precious Metal.

(b)
Notwithstanding sub-Section (a) above, the Consignee and the Bank agree that the Consignee shall be permitted, in the ordinary course of its business as now being conducted, to use the Consigned Precious Metals (but not Stored Precious Metal) in manufacturing processes whereby the Consigned Precious Metals will be processed (verarbeitet) or incorporated (verbunden/vermischt) into other products (the “Products”).

(c)
To the extent that Consigned Precious Metals are incorporated (verbunden/vermischt) into Products together with material to which the Bank does not hold a title, the Bank shall (to the extent permitted by statutory law) acquire joint ownership of the Products in the proportion of the value of the incorporated Consigned Precious Metals to the other material at the time of the manufacturing process.

(d)
To the extent that Consigned Precious Metals are processed (verarbeitet) into Products and the value of the manufacturing process is considerably lower than the value of the incorporated Consigned Precious Metals and any other materials processed into the Products, the Bank shall (to the extent permitted by statutory law) acquire joint ownership of the Products in the proportion of the value (at the time of manufacturing) of the incorporated Consigned Precious Metals to the value of any Products and other materials processed into the Products.

(e)
If and to the extent the value of the Consigned Precious Metals or any Products to which the Bank has title rights exceeds the amount of outstanding obligations secured by the retention of title by 20% (twenty percent), the Bank shall insofar transfer any title it may have to the Consigned Precious Metals or Products to the Consignee.

(f)
The Consignee may sell the Products in its ordinary course of business. The Consignee hereby assigns, in the proportion of the value of the incorporated Consigned Precious Metals to the other material at the time of the manufacturing process, its claims against the Products’ buyers as well as its claims arising with regard to the Products against the Products’ buyers or third parties from other legal grounds (including, without limitation, unjust enrichment (ungerechtfertigte Bereicherung), claims in tort (unerlaubte Handlung), claims arising in accordance with sec. 951 of the German Civil Code and insurance claims) to the Bank, and the Bank accepts this assignment.

(g)
The Consignee may collect the claims assigned to the Bank on behalf of the Bank in its own name unless the Bank revokes this authorization, which the Bank may do only upon the occurrence of and during the continuation of an Event of Default. Moreover, upon such revocation, and provided an Event of Default has occurred and is continuing, the Bank may request that the Consignee discloses to the Bank the identity of such buyers and the relevant claims and deliver all documents which the Bank may require to collect the claims.

(h)	The Consignee hereby agrees to indemnify and hold harmless the Bank from and against any amounts not recoverable by the Bank under the assignments constituted herein.

10.	Purchase of Precious Metal

(a)
If the Consignee wishes to purchase part or all of the Stored Precious Metal or Consigned Precious Metal, the Consignee will make a request to the Bank by telephone or in writing, including electronic mail or other mutually agreed form of communication, stating the quantity and quality of Stored Precious Metal or Consigned Precious Metal to be purchased and the proposed value date of the purchase (the “Value Date”).

(b)
At the Bank’s option and only if it desires to enter into the requested transaction, the Bank, at least two (2) Business Days prior to the Value Date for a purchase (or such lesser period as the Bank may accommodate), shall provide the Consignee with a quotation of the Value Date price of the Stored Precious Metal or Consigned Precious Metal to be purchased based on the Dollar Value. Upon acceptance by the Consignee of any such quotation, such Stored Precious Metal or Consigned Precious Metal shall thereupon be conclusively deemed to have been contracted for purchase, whereupon the Consignee shall become obligated to pay to the Bank the purchase price and any commissions on the relevant Value Date. Such notice to purchase shall be irrevocable and binding on the Consignee.

(c)
The Bank will furnish to the Consignee, promptly after each purchase is agreed to, a Confirmation setting forth the quantity and quality of the Precious Metal sold, and a calculation of the purchase price payable by the Consignee and any applicable charges payable by the Consignee.

(d)
The Consignee shall return a countersigned copy of such Confirmation within one (1) Business Day of receipt. The Parties agree that if, the Consignee does not return a countersigned copy of such Confirmation within one (1) Business Day to the Bank or notify the Bank of any disagreement with the terms of that Confirmation, the terms of such Confirmation will be deemed to be accepted by the Consignee and will be binding and conclusive on the Parties, absent manifest error. Failure by the Bank to issue a Confirmation or failure to issue such Confirmation in a timely manner, does not negate the Consignee's obligation to pay amounts due under this Agreement.

(e)
The purchase price and any applicable charges payable by the Consignee shall be due and payable within two (2) Business Days after the Value Date for the part of the Stored Precious Metal or Consigned Precious Metal purchased.

11.	Payments and Default Rate

(a)
All payments due under this Agreement will be made by wire transfer in immediately available US Dollars to such account as the Bank shall indicate to the Consignee from time to time. All such payments shall be made without counterclaim or set-off and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(b)
If the Consignee fails to return to the Bank any amount of Consigned Precious Metal on its due date under this Agreement, the Consignee shall, unless informed otherwise by the Bank, be deemed to have purchased the part of the Consigned Precious Metal which was due to be returned, at a purchase price reasonably determined by the Bank by reference to the Dollar Value, and the Value Date shall be deemed to be the expiry date of the Consignment term.

(c)
In addition to the purchase price, the Consignee shall pay interest to the Bank upon demand calculated on an amount equal to the Dollar Value of such Consigned Precious Metal from the due date until the date of actual or deemed delivery (both before and after judgment) and compounded monthly, at a rate equal to 2% per annum above the rate applicable to the relevant Consignment.

(d)
The purchase price, interest and any applicable charges payable by the Consignee shall be due and payable within two (2) Business Days after the Value Date for the part of the Consigned Precious Metal deemed purchased. Full legal, beneficial and equitable title to the Precious Metal deemed purchased shall remain with the Bank and shall not pass to the Consignee until and only upon receipt by the Bank of such payment in full.

(e)
Any amounts due and owing under this Agreement shall be subject to a default rate of interest of the greater of (x) 2.00% per annum or (y) the then applicable statutory rate as determined in accordance with applicable law.

12.	Conditions Precedent
The Consignee’s right to request Consignments hereunder shall be subject to the satisfaction of the following conditions precedent to the satisfaction of the Bank in its discretion (the satisfaction of which in no way alters the uncommitted nature of the Facility established hereunder):

(a)	the Bank shall have received a duly executed copy of this Agreement;

(b)	the Bank shall have received a duly executed copy of the Guarantee;

(c)	the Bank shall have received such corporate documents and incumbency certificates of the Parent that the Bank reasonably requires in connection with the execution and delivery of the Guarantee;

(d)	the Consignee shall have furnished the Bank with its current commercial register excerpt (aktueller Handelsregisterauszug) and a copy of its articles of association (Satzung); and

(e)
the Consignee shall have furnished the Bank with a certificate of its sole managing director (Geschäftsführer) certifying the documents delivered by or on behalf of the Consignee under this Section 12.

13.	Covenants of the Consignee
The Consignee covenants and agrees that, until the satisfaction in full of all of the Consignee's obligations to the Bank hereunder:

(a)	Financial Statements. The Consignee will furnish or cause to be furnished to the Bank:

(i)
Annual Financial Statements. within 90 days after the end of each of the Parent’s fiscal years, a copy of the Parent’s annual audited, consolidated financial statements, together with a copy of the auditors’ report;

(ii)
Quarterly Financial Statements. within 45 days after the end of each of the Parent’s first three fiscal quarters in each fiscal year, a copy of the Parent’s quarterly unaudited, consolidated financial statements;

(b)
Metal Position Report. The Consignee will furnish or cause to be furnished to the Bank, within twenty (20) days after the end of each month, a monthly Precious Metal position report, in a form acceptable to the Bank, and setting out the quantity and quality of Stored Precious Metal, Consigned Precious Metal and Precious Metal owned by the Consignee and held at Approved Locations, as of the last day of such month;

(c)	Other Reports and Notices. The Consignee will furnish or cause to be furnished to the Bank:

(i)	promptly upon the occurrence thereof, notice of any Event of Default;

(ii)
within two (2) Business Days of the occurrence thereof, notice of any default or event of default (howsoever defined) under any material contract of the Consignee or any other occurrence which could reasonably be expected to have a Material Adverse Effect;

(iii)	immediately following the occurrence thereof, notice of any loss, theft, damage or destruction of the Consigned Precious Metal (or any portion thereof); and

(iv)	promptly from time to time, such additional information regarding its financial condition, business operations and customers as the Bank may reasonably request.

(d)
Authorized Representatives. The Consignee will, from time to time, notify the Bank in writing of the names of two or more individuals who are to be its authorized representatives for the purposes hereof. The Consignee shall provide the Bank specimens signatures of such individuals.

(e)
Records. The Consignee shall maintain at its principal place of business accurate books and records with respect to the Stored Precious Metal and Consigned Precious Metal and which reflect the Bank’s title therein.

(f)
Inspections. The Consignee shall permit the Bank, by its designated employees, representatives and agents, from time to time during normal business hours, and without disruption to the Consignee’s normal business operations, to (i) inspect any of the Stored Precious Metal or Consigned Precious Metal and any books and records related thereto, (ii) have access to the Consignee’s properties, facilities and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of the Consignee, (iii) conduct periodic inventories, expanded spot-checks and field exams of the Consignee, the Stored Precious Metal and Consigned Precious Metal, and (iv) on not less than forty-eight hours’ notice, conduct field exams of perform periodic appraisals and assays of the Consignee’s inventory, at the Consignee’s sole cost and expense. If an Event of Default has occurred and is continuing, the Consignee shall provide such access to the Bank at all times and without notice and without regard to whether such access will disrupt the Consignee’s normal business operations. During any inspection conducted at the Consignee’s premises, the Bank will, and will cause its employees, representatives and agents to, comply with all health, safety and security requirements of general application in effect at any such property or location.

(g)
Taxes. The Consignee shall pay all taxes, customs duties, assessments and charges lawfully levied, assessed or imposed in respect of the Consigned Precious Metal or upon the sale of such Consigned Precious Metal by the Bank to the Consignee, except (i) any tax in respect of the income or gross receipts of the Bank, or (ii) where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Consignee has set aside on its books adequate reserves with respect thereto. All payments by the Consignee shall be made without set-off or counterclaim and free and clear of any taxes (including any value added tax), levies, duties, charges, fees or deductions for withholdings whatsoever. If, as a result of any requirement, it should be necessary for the Consignee to deduct or withhold any amount from any payment hereunder, then the Consignee shall make an additional payment so that the amount received by the Bank after such deduction or withholding equals the amount that would have been received by the Bank if there had been no such deduction or withholding requirement. Upon the request of the Bank made from time to time, the Consignee will provide evidence reasonably satisfactory to the Bank of the payment of any tax, levy, duty or similar charge referred to in this paragraph.

(h)
Safekeeping and Insurance. Until such time as the Stored Precious Metal and Consigned Precious Metal has been returned to the Bank or purchased by the Consignee, the Consignee will afford the Stored Precious Metal and the Consigned Precious Metal no less safekeeping protection than it affords Precious Metal held for its own account.  The Consignee will maintain, with reputable insurers, insurance coverage against risk of loss or damage on all Stored Precious Metal and Consigned Precious Metal, designating the Bank as loss payee, in such amounts and covering such risks as are reasonably acceptable to the Bank. Upon the Bank’s request from time to time, the Consignee shall deliver to the Bank a copy of the insurance policy or policies providing for insurance coverage of the Stored Precious Metals and Consigned Precious Metal. In the event that the insurance coverage of the Stored Precious Metal or Consigned Precious Metal is to be cancelled or subject to any material amendment, for any reason, the Consignee will provide written notice of such cancellation or material amendment to the Bank at least thirty (30) days prior to such cancellation or material amendment becoming effective. Notwithstanding the foregoing, Consignee shall have thirty (30) days following the date of this Agreement to obtain the foregoing insurance coverage.

(i)
Observe Laws. The Consignee shall comply in all material respects with all laws, statutes, rules, and regulations to which the Consignee may be subject and all laws, statutes, rules, and regulations relative to the holding of Precious Metal by the Consignee for the Bank hereunder. The Consignee will maintain in effect and enforce policies and procedures designed to ensure compliance by the Consignee, its Subsidiaries and their respective directors, officers, employees and agents, with all Anti-Corruption and Anti-Terrorism Laws and applicable Sanctions.

(j)
Location of Consigned Precious Metal. The Consignee shall not transfer or move any Consigned Precious Metal to a location that is not an Approved Location without the prior written consent of the Bank. The Consignee shall ensure that at all times the Consigned Precious Metal remains at an Approved Location (or in transit between Approved Locations), until returned to the

Bank or purchased by the Consignee in accordance with the terms of this Agreement. Upon receipt of Consigned Precious Metal by Consignee at an Approved Location, the Consignee shall store the Consigned Precious Metal separately from other goods and keep it clearly marked as the Bank’s property until such Consigned Precious Metal is used in the Consignee’s manufacturing processes.

(k)
No Liens. The Consignee shall not create, incur, assume or suffer to exist any Lien upon any Consigned Precious Metal other than (i) Liens subject to the Intercreditor Agreement, (ii) statutory security rights in favor of any tax, customs or other authority, landlord, workmen or carrier, and (iii) security rights customary in Consignee's industry and arising in the ordinary course of business, and shall defend the Bank's interest and rights in the Consigned Precious Metal against any claims and demands of any Persons at any time claiming the same or any interest therein.

(l)
Other Negative Covenants. The Consignee will not, directly or indirectly, (i) sell, lease, transfer or otherwise dispose of all or any portion of the Stored Precious Metal or Consigned Precious Metal except in accordance with the provisions hereof; or (ii) dissolve or liquidate.

(m)	Change of Name. The Consignee shall not change its name without prior notice to the Bank.

(n)
Intercreditor Agreement. The Consignee shall not obtain Precious Metal on a secured basis (whether styled as a consignment, loan, lease, conditional sale or other secured financing) from any supplier, lender, consignor or financial institution other than the Bank unless such other supplier, lender, consignor or financial institution executes and delivers to a counterpart or joinder to the Intercreditor Agreement in form and substance reasonably acceptable to the Bank.

(o)
Additional Debt. In the event the Consignee proposes to become a borrower or guarantor under any credit facility providing for secured debt with one or several banks or other financial institutions, or proposes to issue any secured debt, the Consignee shall give the Bank reasonable prior notice of any such arrangements and shall deliver to the Bank either (i) a joinder to the Intercreditor Agreement dated as of September 28, 2007 between JPMorgan

Chase Bank, N.A., in its capacity as Agent, The Bank of Nova Scotia, in its capacity as Metals Agent, and the Parent and its affiliates named therein, as Borrowers,  as amended, restated, modified or supplemented from time to time, or (ii) such other acknowledgement or other agreement executed by such lenders, or an agent on their behalf, which acknowledgement shall be in form and substance satisfactory to the Bank.

14.	Representations of Consignee
The Consignee hereby represents and warrants to the Bank that:

(a)	Organization. It is duly organized or incorporated (as applicable) and validly existing under the laws of the jurisdiction of its organization or incorporation (as applicable).

(b)
Power and Authority. It has the power and authority to own its assets and to conduct the business which it now conducts and to freely deal in Precious Metal, and it has the power to enter into and exercise its rights and perform and comply with its obligations under this Agreement; it has full power and authority to purchase Precious Metal from the Bank and to receive and hold Precious Metal for the Bank on the terms and conditions contained herein.

(c)
Authorization. The entering into of this Agreement by the Consignee has been duly authorized by all necessary organizational or corporate action on its part and all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable the Consignee to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement, to ensure that those obligations are legally binding and enforceable have been done.

(d)
No Conflict. Its entry into, exercise of its rights and/or performance of its obligations under this Agreement do not and will not violate (i) any law or regulation to which it is subject; or (ii) any of its constitutional or charter documents; or (iii) any other agreement to which it is party.

(e)
Enforceability. This Agreement has been duly authorized, executed and delivered by the Consignee and the obligations created under this Agreement are valid, legally binding and enforceable against the Consignee, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity.

(f)
No Other Authorizations. The Consignee is not required to obtain any consent, approval or authorization from, or file any declaration or statement with, any governmental authority, court, or other agency in connection with, or as a condition to, the execution, delivery or performance of this Agreement.

(g)
Litigation. There is no litigation, arbitration or administrative proceeding currently pending or to the best of its knowledge, threatened against the Consignee which could (i) restrain its entry into, its performance of, compliance with or enforcement of its obligations under this Agreement; or (ii) reasonably be expected to have a Material Adverse Effect.

(h)
Anti-Corruption, Anti-Terrorism Laws. None of the Consignee, or any of its direct or indirect Subsidiaries, or any of its Affiliates, or any promoter, director, officer, employee, agent or representative of any such Person, (i) deals in, or otherwise engages in, any transaction related to any property, or interests in property, blocked pursuant to any Anti-Corruption and Anti-Terrorism Law or (ii) engages in, or conspires to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption and Anti-Terrorism Law; the Parent has implemented and maintains in effect policies and procedures designed to promote compliance by the Consignee, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Anti-Terrorism Laws; and the Parent, its Subsidiaries and their respective directors, officers, employees and agents, are in compliance with Anti-Corruption and Anti-Terrorism Laws in all material respects.

(i)
Sanctions. None of the Consignee, or any of its direct or indirect Subsidiaries, or any of its Affiliates, or any promoter, director, officer, employee, agent or representative of any such Person, is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any Sanctions, or (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(j)
Taxes. The Consignee has duly filed or caused to be filed in a timely manner all tax returns required to have been filed by it and has duly and timely paid, collected or remitted all taxes due and payable, collectible or remittable by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Consignee has set aside on its books adequate reserves with respect thereto.

(k)
Compliance with Laws. The Consignee is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(l)
Environmental Matters. Except for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the business and assets of the Consignee are operated in compliance with all applicable environmental laws, and no enforcement action in respect thereof is pending, or to the knowledge of the Consignee, threatened.

(m)
Other Agreements. The Consignee is not in breach or default under any agreement to which it is party or in respect of any indebtedness, except where any such breach or default could not reasonably be expected to result in a Material Adverse Effect.

Each of the above representations and warranties will be true and correct in all respects on the date of this Agreement, on the date any Precious Metal is delivered to the Consignee on consignment hereunder and so long as any Precious Metal is held by the Consignee on consignment hereunder.

15.	Representations of the Bank
The Bank hereby represents and warrants to Consignee that the Bank shall have title, free and clear of any Lien, to all Precious Metal to be delivered to Consignee under this Agreement and that it has obtained all necessary governmental approvals, if any, to allow the Bank to deliver and sell Precious Metal as contemplated herein.

16.	Events of Default
The occurrence of any one or more of the following events shall constitute an event of default under this Agreement (each, an “Event of Default”):

(a)
failure by the Consignee to deliver any amount of Precious Metal or pay any purchase price, fees, Consignment Fees, commissions or other amounts in respect of any Precious Metal held on Consignment hereunder or purchased from the Bank on the date on which it is due hereunder, which failure continues unremedied for two (2) Business Days;

(b)	failure by the Consignee to restore the Facility Limit as required by Section 3 hereof, which failure continues unremedied for two (2) Business Days;

(c)	the Consignee makes any representation or warranty hereunder which is incorrect in any material respect;

(d)
the Consignee breaches any covenant hereunder (other than those specifically listed elsewhere in this Section 16) or fails to perform or observe, in any material respect, any other term or provision contained in this Agreement (other than those specifically listed elsewhere in this Section 16) and any such breach of covenant or failure to perform or observe shall remain unremedied for thirty (30) days after written notice thereof has been given by the Bank to the Consignee;

(e)
the Consignee admits in writing its inability to pay its debts generally as they fall due (Zahlungsunfähigkeit), suspends making payments on any of its debts or by reason of actual or anticipated financial difficulties, or commences negotiations with one or more of its creditors (other than the Bank in its capacity as such under this Agreement) with a view to rescheduling any of its indebtedness;

(f)
any corporate action, legal proceedings or other procedure or step is taken in relation to (i) any suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization of the Consignee, (ii) a composition, compromise, assignment or arrangement with any creditor of the Consignee, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Consignee or any of its assets, or (iv) enforcement of any Lien over any assets of the Consignor, or any analogous procedure or step is taken in any jurisdiction, provided that this sub-Section shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed with sixty (60) days of commencement;

(g)
the Parent shall (i) make an assignment for the benefit of creditors; or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Code by or against the Parent; provided however, that the involuntary filing of a petition in bankruptcy against the Parent shall not constitute an Event of Default unless the Parent fails to object and the petition is not stayed or discharged within sixty (60) days after the filing thereof; or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of the property or business of the Parent; or (iv) or become insolvent or suffer the entry of an order for relief under the Bankruptcy Code; or (v) make an admission in writing of its inability to pay its debts as they become due;

(h)
any default occurs under any other agreement or instrument relating to the indebtedness of the Consignee, either to the Bank or to its other creditors, or any other event occurs and continues after any applicable grace period specified in such agreement or instrument and the effect of such event is to accelerate the maturity of any indebtedness of the Consignee, provided that, no Event of Default will occur under this Section 16(h) if the aggregate principal amount of the Consignee’s indebtedness under any such agreement or instrument is less than US$ 20,000,000 (or the equivalent amount in any other currency or currencies);

(i)	the Guarantee or this Agreement or any provision hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction;

(j)
an event of default shall occur under any agreement for any other precious metal consignment, storage or leasing facility to which the Consignee or Parent is a party, after giving effect to any grace or cure period contained therein, including, without limitation, the Third Amended and Restated Precious Metals Agreement, with an effective date of October 1, 2010, by and between the Bank, Parent and the Affiliates of Parent from time to time party thereto, as the same may be amended, amended and restated, replaced or otherwise modified from time to time;

(k)
the occurrence of any material loss, theft or destruction of, or damage to, any of the Consigned Precious Metal which is not covered by insurance, or any lien or charge (other than as permitted by Section 13(k)) shall attach to any of the Consigned Precious Metal or Products which is not removed within two (2) days; or

(l)	any Change of Control shall occur.

17.	Remedies Upon Default
On and any time after the occurrence of an Event of Default that is continuing, the Bank may, by notice in writing to the Consignee, cancel the Facility and, at the option of the Bank:

(a)
demand that the Consignee immediately (i) deliver to the Bank all Consigned Precious Metal by physical delivery of such Consigned Precious Metal to the Bank’s vault, or the vault of a recognized third party, or by crediting a Precious Metal account of the Bank with an amount of Precious Metal equal to the amount of Consigned Precious Metal outstanding and (ii) pay to the Bank all accrued fees, interest and all other amounts accrued or outstanding under the Agreement; or

(b)
convert all Consigned Precious Metal outstanding under this Agreement into US Dollars, (this US Dollar amount, together with all accrued fees, interest and all other amounts accrued or outstanding under the Agreement, collectively, the “Deemed Defaulted Amount”) and declare that the Deemed Defaulted Amount is immediately due and payable, at which time the Deemed Defaulted Amount shall become immediately due and payable.

If the Consignee fails to immediately deliver to the Bank all such Consigned Precious Metal or fails to immediately pay to the Bank the Deemed Defaulted Amount, the Bank may proceed to take such steps as it deems fit, including realizing upon any security it holds in that respect, including, without limitation, the assignments created by virtue of Section 9 hereof.

18.	Period of Agreement; Return of Precious Metal

(a)
The obligation of the Consignor to make Consignments hereunder shall terminate and all sums and obligations outstanding under the Consignment Facility and the Segregated Storage Facility will be due and payable upon the earlier of (i) the occurrence of an Event of Default and the Bank’s exercise of remedies in accordance with Section 17 and (ii) the Maturity Date.

(b)
On the Maturity Date, or any earlier termination of the Facility, the Consignee shall (i) deliver to the Bank any Consigned Precious Metal consigned to, but not purchased and paid in full by, the Consignee, or (ii) make payment for all Consigned Precious Metal consigned to, but not re-delivered to the Bank by the Consignee, with the purchase price thereof to be determined in accordance with Section 10 hereof, or (iii) take any combination of the actions in clauses (i) and (ii), and, in each case, pay to the Bank any other amounts, including Consignment Fees, due and accruing to it hereunder. Notwithstanding the foregoing, in the event that a Consignment has a Fixed Rate Period that extends beyond the Maturity Date, the Bank, in its sole discretion, may agree that termination with respect to that Consignment only shall be effective on the relevant expiration of the Fixed Rate Period.

(c)
Notwithstanding the foregoing, if an Event of Default should occur prior to the Maturity Date, the Bank’s right to terminate its obligations under this Agreement and make demand hereunder in accordance with Section 17 hereof shall take effect immediately.

(d)
If the Consignee returns or purchases any Consigned Precious Metal which is the subject of a Consignment with a fixed term, for any reason including the acceleration of the Facility, prior to the last day of the Fixed Rate Period, the Consignee shall pay to the Bank all costs, charges and expenses (including break costs determined by the Bank in its sole discretion) which may be incurred by the Bank in connection with the early return or purchase of such Consigned Precious Metal.

(e)
All Precious Metal returned by the Consignee to the Bank will be free and clear of all Liens and will be in a condition which satisfies customary and usual standards of merchantability and which conforms to the description thereof in the applicable Confirmation. All deliveries of Precious Metal to be made hereunder by the Consignee shall be made in accordance with the directions of the Bank or, in the absence of such directions, in a commercially acceptable manner to the Bank. The Consignee shall bear all costs and expenses of such delivery and shall bear the risk of loss of or damage to such Precious Metal until delivery is made by it to the Bank.

19.	Notices and Instructions

(a)
All notices, requests and other communications under this Agreement (except routine notices and communications) shall be in writing, except as otherwise provided in this Agreement, and shall be sent by certified mail, by courier, by facsimile or email or by hand, and shall be addressed:

In the case of the Bank:
The Bank of Nova Scotia
ScotiaMocatta
201 Bishopsgate, 6th Floor, London, EC2M 3NS

Attn: Managing Director
Fax: +44 207 826 5948

with a copy to:

The Bank of Nova Scotia
ScotiaMocatta
250 Vesey Street, 24th Floor
New York, NY, 10281

Attn: Managing Director
Fax: +1 (212) 225-6248

In the case of the Consignee:
Materion Advanced Materials Germany GmbH
c/o Materion Corporation
6070 Parkland Blvd.
Mayfield Heights, OH 44124
Attn: Tom Kimble
Tel: +1 (216) 383-3682
Fax: +1 (216) 383-4918

All such communications from the Bank to the Consignee shall be deemed effective five (5) Business Days after deposit in the mail (other than Confirmations issued in accordance with Section 5(b) and quotation of the Value Date price issued in accordance with Section 10(b)), if sent by certified mail; upon delivery, if sent by courier or by hand and when sent, if sent by facsimile or email, provided that any facsimile or email not sent during normal business hours shall be deemed to be received the following Business Day. The address of any Party for such demands, notices and other communications may be changed by giving notice in writing at any time to the other Party.

(b)
If the Consignee or any of its agents or employees makes an oral request or gives an oral notice hereunder to the Bank, whether to an agent or an employee of the Bank then, until notice in writing by the Consignee, the Bank shall be entitled to rely in its dealings with the Consignee upon those oral instructions whether by telephone or otherwise. In so relying, neither the Bank nor any agent or employee of the Bank shall incur any liability to the Consignee in acting upon such oral instructions, contemplated hereby and which the Bank believes in good faith to have been given by a person authorized by the Consignee to effect any applicable transaction. In the event there is a discrepancy between the oral instructions and any written confirmation in respect thereof, or in the absence of receiving confirmation, the oral instructions as understood by the Bank will be deemed to be the controlling instructions. Instructions given by telephone may be recorded.

(c)
The Bank shall be entitled to act upon instructions that it reasonably believes were given (or purporting to be given) by the Consignee or any person authorized on the Consignee’s behalf without further enquiry as to the genuineness, authority or identity of the person giving or purporting to give such instructions.

(d)	The Consignee can only cancel its instructions if the Bank has not acted upon those instructions. Instructions may only be withdrawn or amended by the Consignee with the Bank’s consent.

20.	Change in Circumstances

(a)
If the introduction of or any change in or in the interpretation of, or any change in its application to the Bank of, any law or regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law) (a “Change In Law”) including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Bank’s overall net income) or any capital requirement has, due to the Bank’s compliance, the effect directly or indirectly, of:

(i)	increasing the cost to the Bank of performing its obligations hereunder;

(ii)	reducing any amount received or receivable by the Bank hereunder or its effective return hereunder or on its capital; or

(iii)	causing the Bank to make any payment or to forego any return based on any amount received or receivable by the Bank under this Agreement, then the Bank may, at its option, terminate its obligation to make Consignments under this Agreement, and the Consignee shall return all Consigned Precious Metal and pay all amounts accrued and due under this Agreement or, upon demand from time to time, the Consignee shall pay such amount as shall compensate the Bank for any such costs, reduction, payment or foregone returns. Any certificate of the Bank in respect of the foregoing will be conclusive and binding upon the Consignee except for manifest error, provided that the Bank shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods.

(b)
If any Change In Law makes it illegal for the Bank to consign, lease, lend or otherwise deal in Precious Metal with the Consignee, the Consignee will return all Consigned Precious Metal and pay to the Bank all other amounts outstanding under this Agreement and any amounts accrued immediately and, upon such return of Precious Metal and/or payment, this Agreement will terminate, except for any indemnity or similar obligation of the Consignee hereunder.

21.	Indemnity

(a)
The Consignee shall indemnify and hold harmless the Bank and its Affiliates, assignees and their directors, employees and agents from and against any and all obligations, claims, proceedings, expenses, costs (including reasonable legal fees), damages, losses and other liabilities of any kind arising from or in connection with, any Consigned Precious Metal including the availability or non-availability or use or sub-lease of any Consigned

Precious Metal, any Event of Default or breach of this Agreement or the exercise of any right, power, or remedy under this Agreement.

(b)
The Consignee shall further indemnify the Bank for all costs, losses and expenses incurred by the Bank in connection with the early termination of any Consignment and agrees that the Bank shall have no liability to the Consignee for any reason in respect of any Consignments hereunder other than on account of the Bank’s gross negligence or willful misconduct.

22.	Currency Indemnity
Any amount received or recovered by the Bank in respect of any sum due to it from the Consignee under this Agreement in a currency other than the currency in which that sum is expressed to be due shall only constitute a discharge of the Consignee’s corresponding obligations to the extent of the amount that the Bank is able, in accordance with its usual practices, to purchase in the amount of the currency due to it with the amount so received or recovered in that other currency on the date of that receipt or recovery or the first practical date thereafter. If such amount received or recovered in the currency due to the Bank is less than the amount expressed to be due to it under this Agreement, the Consignee, as a separate and independent obligation shall indemnify the Bank against any loss sustained by the Bank as a result. In any event, the Consignee shall indemnify the Bank against the cost of making any such purchase.

23.	Force Majeure
If the Bank is prevented from or hindered in making a delivery of Precious Metal or the making of a delivery of Precious Metal is delayed, in either case, by reason of force majeure (which shall be deemed for this purpose to include war, civil commotion, act of terrorism, hijacking, strike, walkout, industrial dispute, fire, explosion, storm, tempest, flood, act or omission of any governmental, licensing or other similar body or of a person or body for the time being exercising the power and authority of such body (whether in Canada, the United States of America or elsewhere) or any further cause not within the direct control of the Bank) the Bank shall be under no liability whatsoever in respect thereof and the time for delivery by the Bank shall be extended for a period equal to that during which delivery is so prevented, hindered or delayed. The Bank shall not be liable for any loss arising on or in connection with any lack of delivery of Precious Metal to the Consignee hereunder as a result of moratorium, currency restrictions or changes thereof and the Consignee shall indemnify the Bank against any loss suffered as a result thereof (which indemnification obligation shall survive termination of this Agreement).

24.	Set-Off

(a)
In addition to any other right it may possess, the Bank may at any time set off any liability of the Consignee to the Bank against any liability of the Bank to the Consignee, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this Agreement. If the liabilities to be set off are expressed in different currencies (including Precious Metal), the Bank may convert either liability at a market rate of exchange for the purpose of set-off. Any exercise by the Bank of its rights under this Section 24 shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise.

(b)	The Bank is not obliged to exercise any of its rights under sub‑Section 24(a), but if the rights are exercised, the Bank shall promptly notify the Consignee of the set-off that has been made.

(c)
Nothing in this Section 24 will be effective to create a charge or other security interest. This Section 24 will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which the Bank is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

25.	Costs
The Consignee shall reimburse to the Bank on demand all out-of-pocket costs, charges and expenses (including legal fees, expenses and value-added taxes) reasonably incurred by the Bank in connection with the preparation of, enforcement or preservation of any of its rights under this Agreement and the Lien granted hereunder.

26.	Assignment
The Consignee may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank. The Bank shall have the unrestricted right at any time or from time to time, and without the consent of or notice to the Consignee, to assign all or any portion of the Bank’s rights and obligations under this Agreement to any

Person and the Consignee agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement as the Bank shall deem necessary to effect the foregoing.

27.	Successors
All covenants and agreements of the Consignee contained herein shall bind the Consignee and its successors and permitted assigns, and shall inure to the benefit of the Bank, its successors and assigns. Whenever in this Agreement any of the Parties is referred to, such reference shall be deemed to include the successors and assigns of such Party.

28.	Entire Agreement
This Agreement, together with the Confirmations and the Exhibits hereto, constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions between the Parties relating to it.

29.	Amendments
No amendment or variation of this Agreement or any Confirmation shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

30.	Severability
Each of the provisions contained in this Agreement is distinct and severable. If any part of this Agreement becomes invalid, illegal, or unenforceable, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid and the Parties shall in such event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to the intentions as expressed in this Agreement.

31.	No Waiver of Rights
No failure or delay by the Bank in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude the Bank from any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

32.	Further Assurances
Each of the Parties shall promptly do, make or execute or deliver, or caused to be done, made, executed or delivered, at any time and from time to time following the entering into of this Agreement, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use all commercially reasonable efforts to take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

33.	Confidentiality
Each of the Parties agrees and shall ensure in relation to this Agreement and any related documents and any information contained therein that: (i) they will be used solely for the purposes of the transactions contemplated herein, (ii) they will be kept confidential by it and its officers and employees; (iii) they will not be disclosed or used for the purposes of dealing in or procuring alternative arrangements relating to such contemplated transactions; and (iv) it will not communicate directly or indirectly with any third party regarding the matters contemplated in the above documents, provided that nothing in this paragraph shall prevent either Party from disclosing this Agreement and any related documents to, or communicating about them with, any Affiliate of that Party, to any successor or permitted assignee, its auditors and professional advisors and as may be required pursuant to applicable law or regulation. The Parties agree that the respective obligations in this paragraph shall continue in full force and effect for a period of one calendar year after the termination of this Agreement.

34.	Governing Law
This Agreement (including any non-contractual obligation arising out of or in connection with this Agreement) will be governed by and construed in accordance with the laws of the Federal Republic of Germany.

35.	Submission to Jurisdiction
The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement and including non-contractual disputes or claims).

36.	Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which counterparts shall together constitute one and the same agreement. Delivery of an executed counterpart to this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
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THE BANK OF NOVA SCOTIA

By:    /s/ Anton Down
Name: Anton Down
Title: Director

By:    /s/ Steve Lowe
Name: Steve Lowe
Title: Managing Director

MATERION ADVANCED MATERIALS GERMANY GMBH

By: /s/ Thomas Kimble
Tom Kimble
Sole Managing Director

EXHIBIT A

APPROVED LOCATIONS

Materion Advanced Materials Germany GmbH, Heraeusstrasse 12-14, 63450 Hanau

EXHIBIT B
SEGREGATED STORAGE FACILITY

B1.	Segregated Storage Facility
The Bank may elect in its sole discretion from time to time to deliver to the Consignee identifiable Precious Metal pursuant to this Section B1 (“Stored Precious Metal”); provided, however, that unless the Bank otherwise agrees, (a) the Stored Precious Metal shall be delivered in such amounts as may be requested by the Consignee as long as the aggregate Dollar Value of all Stored Precious Metal does not exceed US$ 20,000,000 (the “Stored Precious Metal Limit”) at any time, and (b) deliveries of Stored Precious Metal may occur no more frequently than on a weekly basis. Upon delivery of the Precious Metal to the Consignee pursuant to this Section B1, the Consignee will sign and return to the Bank a receipt for the Precious Metal so delivered, which receipt shall indicate that the Precious Metal constitutes Stored Precious Metal held for the Bank’s account pursuant to the terms of this Section B1. The Consignee will hold the Stored Precious Metal in a safekeeping vault at the Consignee’s premises, segregated from all other material and precious metal it may hold and clearly marked as belonging to the Bank (the “Segregated Storage Facility”), and the Consignee will indicate in its books and records that the Stored Precious Metal is owned by and belongs to the Bank and is being held for the Bank’s account pursuant to the terms of this Section B1.
B2.    Periodic Removal of Stored Precious Metal
Upon notifying the Bank, the Consignee may remove Stored Precious Metal from the Segregated Storage Facility in such quantities as may be required by the Consignee for its operations; provided, however, all quantities of Stored Precious Metal so removed from a Segregated Storage Facility: (a) shall immediately and without further action become and be deemed to constitute Consigned Precious Metal under Section 2(a) of the Agreement and shall be subject to all of the terms and conditions of the Agreement; or (b) shall be paid for in full in accordance with Section 10 of the Agreement. If, following removal of the Stored Precious Metal from the Segregated Storage Facility and its designation as Consigned Precious Metal, the Facility Limit is exceeded, the Consignee will promptly and without further notice from or demand by the Bank, take such action as is required by Section 3(b) of the Agreement to reduce the amount of Consigned Precious Metal outstanding pursuant to the Facility to an amount at or below the Facility Limit.
B3.    Removal of Stored Precious Metal at the Bank’s Request
From time to time, the Bank may provide the Consignee with reasonable written instructions specifying that a quantity of Stored Precious Metal must be delivered to the Bank or to a designated third party located within a 100-mile radius of the Segregated Storage Facility. The Consignee shall, promptly following receipt of such instructions, perform in accordance with such instructions. Except as provided in Section B2 above, the Consignee may only remove Stored Precious Metal from safekeeping in order to deliver such Stored Precious Metal to the Bank or to a third party in accordance with the Bank’s written instructions. The Consignee may only transfer Stored Precious Metal to a third party for the Bank’s account pursuant to the terms of this Exhibit B notwithstanding the fact that the Consignee may hold other Precious Metal for the Bank’s account.
B4.    Termination of Segregated Storage Facility
The Segregated Storage Facility shall terminate on the Maturity Date or on such other date as the Agreement may terminate. In addition, the Consignee, on the one hand, or the Bank, on the other hand, may at any time on thirty (30) days prior written notice to the other terminate the Segregated Storage Facility. Upon termination of the Segregated Storage Facility, the Consignee shall return at its sole expense and risk to the Bank in accordance with the Bank’s reasonable written instruction all Stored Precious Metal therein.